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                                                                   EXHIBIT 10.24

                                                        November 8, 2001

Princeton Video Image, Inc.
15 Princess Road
Lawrenceville, NJ 08648

Ladies and Gentlemen:

      This letter will confirm certain matters relating to my employment with Princeton Video Image, Inc. (the "Company") and shall constitute an amendment to my employment agreement with the Company dated January 24, 1997 (the "Employment Agreement").

      I understand and agree that the Company is currently undergoing a process of management reorganization, pursuant to which:

            (a) I will be appointed to serve as the President, Interactive Technologies, which office shall have senior executive management responsibility, subject to the direction and control of the Chief Executive Officer, for the creation of revenue through the application of the Company's technologies in client specific, interactive and targeted television (iTTV) by:
1) developing technologies which expand the reach of the Company's core products into iTTV, 2) establishing strategic relationships to promote the deployment of the Company's iTTV products, and 3) creating new entertainment/advertising forms to leverage the Company's capabilities in the iTTV environment;

            (b) The Company's new bylaws will no longer provide that the Chairman of the Board of Directors has executive responsibilities, and

            (c) Upon completion of a search for a new Chairman, the Board, in accordance with the Amended and Restated Bylaws, may elect a new Chairman, at which time I will cease to serve in that capacity.

      I hereby acknowledge and agree that the aforementioned changes in my titles and duties shall not, by themselves or in the aggregate, constitute a Detrimental Change, as defined in Section 12(b) of my Employment Agreement.

      I further understand that effective upon the date this letter is signed by me and the Company, my base salary will be increased to $325,000 per year, and that I will receive an option to purchase 250,000 shares of the Company's common stock (of which the option to purchase 69,444 shares shall be immediately exercisable with the balance vesting in 26 equal monthly installments), such option to have terms consistent with the provisions of the Company's existing Stock Option Plan.

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Princeton Video Image, Inc.
November 8, 2001
Page 2


      Additionally, it is my understanding that, in the event the Company elects to terminate my employment without cause, or I elect to terminate my employment due to the occurrence of a Detrimental Change, or in the event of my death or Disability (as defined in Section 6 of my Employment Agreement), then, upon my request, the Company will amend the terms of all stock option grant agreements then in effect between me and the Company to provide that all options which are vested on the effective date of the termination of my employment, death or Disability, as applicable, shall be exercisable until the expiration date set forth in the applicable stock option grant agreement (without regard to the effect of the termination of my employment, death or Disability, as applicable, on the term of the option). I acknowledge that pursuant to current applicable law any stock options amended to provide for exercise by me more than three months after I cease to be employed by the Company may cease to be eligible for treatment as federal income tax qualified incentive stock options.

      Further, it is my understanding that Section 12(b) of my Employment Agreement will be amended such that a Change in Control will, by itself, constitute a Detrimental Change.

      Finally, I understand and agree that Section 1(b) of my Employment Agreement, which provided that upon the occurrence of a Change in Control (as defined in Section 1(c) of my Employment Agreement) the then current term of my employment would be extended to the date which is three (3) years after the effective date of the Change in Control, are hereby amended such that in the event of a Change in Control the then current term of my employment would be extended to the date which is two (2) years after the effective date of the Change in Control.

      Section 20 of my Employment Agreement is amended to include this letter as part of the "entire agreement", with respect to the subject matter of my employment by the Company. Except as modified by this letter, the terms of my Employment Agreement shall remain in full force and effect.


                                                     /s/ Brown F Williams
                                                     --------------------------
                                                     Brown F Williams

Acknowledged:

PRINCETON VIDEO IMAGE, INC.


By:      /s/ David Sitt
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Name:    David Sitt
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Title:   CEO
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